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                                                                    Exhibit 23.1
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                       INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
American Power Conversion Corporation:


We consent to the incorporation by reference of our reports dated January 27, 2000, with respect to the consolidated balance sheets of American Power Conversion Corporation and subsidiaries as of December 31, 1999 and 1998, the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports are incorporated by reference in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3.


/s/ KPMG LLP
Providence, Rhode Island
July 26, 2000